EXHIBIT 99.1
FOR IMMEDIATE RELEASE

FROM: MSA Safety Incorporated
Ticker: MSA (NYSE)
Media Relations Contact: Mark Deasy (412) 559-8154
Investor Relations Contact: Larry De Maria – (917) 245-7463

MSA Safety Names Julie A. Beck Senior Vice President, Chief Financial Officer and Treasurer

PITTSBURGH, August 13, 2025 – MSA Safety Incorporated (NYSE: MSA), a global leader in the development of advanced safety products and solutions that protect people and facility infrastructures, today announced that Julie A. Beck has been named Senior Vice President, Chief Financial Officer and Treasurer, effective August 18, 2025. Ms. Beck previously served as Senior Vice President and Chief Financial Officer for Terex Corp., a global industrial equipment manufacturer of materials processing machinery, waste and recycling solutions, mobile elevating work platforms and equipment for the electric utility industry. Based in Norwalk, Connecticut, Terex Corp. has annual revenue of more than $5 billion and operations across 75-plus global sites.

“We are delighted to have Julie join our executive leadership team,” said Steve Blanco, MSA Safety President and Chief Executive Officer. “Julie brings to MSA an exceptional skill set of global financial experience, with expertise in M&A, managing inflation and price/cost dynamics, and implementing financial and operational infrastructures that support growth,” Mr. Blanco commented. “Julie also has broad experience in directing financial, strategy and business transformation initiatives. This includes overseeing several significant acquisitions across multibillion-dollar organizations.”

Ms. Beck joined Terex Corp. in 2021 and served as its Chief Financial Officer until her departure this year. Over her tenure with Terex, Ms. Beck directed financial strategies and business transformation initiatives that helped minimize the impacts of inflation and supply chain disruption, leading to sales growth and significant improvements in both EPS and cash flow performance.

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From 2016 to 2021, she served as Senior Vice President and Chief Financial Officer for Nova Chemicals, Inc., a producer of petrochemicals, with revenues of approximately $4 billion. Prior to her work with Nova Chemicals, Ms. Beck served as Global Vice President of Supply Chain, Operational Excellence and Quality for Joy Global, Inc., where she also held the role of Chief Financial Officer for a large Joy subsidiary. Ms. Beck also holds substantial public company board and audit committee experience.

“In addition to her operations and financial expertise, Julie exemplifies strong, purpose-driven leadership with a deep commitment to people and performance,” Mr. Blanco said. “She is deeply committed to cultivating a high-performance culture built on high ethical standards, personal responsibility and a drive for continuous improvement.”

In her new role with MSA Safety, Ms. Beck succeeds interim CFO Elyse Brody, who will resume her responsibilities as Executive Director, Global FP&A and Strategy.

A registered CPA, Ms. Beck holds a bachelor’s degree in accounting from the University of Wisconsin-Madison, where she graduated with distinction. Ms. Beck also presently serves on the Executive Advisory Board of the University of Wisconsin School of Business and has a long history of serving nonprofit boards.

About MSA Safety

MSA Safety Incorporated (NYSE: MSA) is the global leader in advanced safety products, technologies and solutions. Driven by its singular mission of safety, the Company has been at the forefront of safety innovation since 1914, protecting workers and facility infrastructure around the world across a broad range of diverse end markets while creating sustainable value for shareholders. With 2024 revenues of $1.8 billion, MSA Safety is headquartered in Cranberry Township, Pennsylvania, and employs a team of over 5,000 associates across its more than 40 international locations. For more information, please visit www.MSASafety.com.
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